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                                                                   EXHIBIT 10.31


                AGREEMENT FOR SALE AND PURCHASE OF COMMON STOCK


John L. Macdonald and Gene Harmeyer (collectively, "Seller"), being the owners of all of the issued and outstanding capital stock of Aurora Chemical, Inc., a corporation organized and existing under the laws of the State of Texas with principal offices at 2103 Cypress Landing, Houston, Texas 77090 (the "Corporation") and JLM Marketing, Inc., a corporation organized under the laws of Delaware, with principal offices at 8675 Hidden River Parkway, Tampa, Florida 33637 ("Purchaser") hereby agree as follows concerning the sale and purchase of all of the issued and outstanding common shares of the Corporation effective as of January 1, 1997.

I.

1.0.1    RECITALS.

         a. Ownership of Shares. Seller is the owner of one hundred (100) shares of the issued and outstanding common stock of the Corporation, being one hundred percent (100%) of such capital stock (the "Shares").

         b. Purchase and Sale of Shares. Subject to the satisfaction of all contingencies set forth in this Agreement, Seller wishes to sell and Purchaser wishes to purchase the Shares on the terms and conditions set forth in this Agreement.

1.0.2    SALE AND PURCHASE OF SHARES.

         Subject to and upon the terms and conditions of this Agreement, at the Closing as hereinafter set forth Seller agrees to sell, assign, transfer and deliver the Shares to Purchaser and Purchaser agrees to purchase the Shares from Seller. The Shares shall be sold to Purchaser in a transaction which is exempt from the registration provisions of applicable state and federal securities laws, in accordance with the representations of Purchaser hereinafter set forth.

1.0.3    PURCHASE PRICE AND PAYMENT OF PURCHASE PRICE.

         a. Purchase Price. The Purchase Price for the Shares shall be One Million Two Hundred Fifty Thousand and 00/100 Dollars ($1,250,000.00).

         b. Payment of the Purchase Price. The Purchase Price shall be paid at the Closing as follows:

                 (1) $150,000 in cash in immediately available funds payable to Gene Harmeyer as adjusted by various debits and credits as provided for in Schedule 1 annexed hereto and $100,000 by a negotiable promissory note payable in three equal annual installments of $33,333.33 payable on June 1, 1998, June 1, 1999 and June 1, 2000 with interest on the unpaid principal balance computed at the Prime Rate as reported from time to time in the Wall
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                          Street Journal or, if not available, at the Prime
                          Rate of Citibank as in effect from time to time, substantially in the form of Exhibit A.


                 (2) $1,000,000 by a negotiable promissory note which shall bear interest at ten (10%) percent per annum, substantially in the form of Exhibit A, which shall be delivered to John L. Macdonald.

1.0.4    CLOSING.

         The Closing shall take place June 2, 1997 at the offices of Seller's attorneys, Mezan, Stolzberg & Schwartzman, P.C., 460 Park Avenue, New York, NY. (the "Closing" or the "Closing Date"). Prior to the Closing, the parties shall make the following deliveries, in escrow to Maxwell Stolzberg:

         a.      Deliveries by Seller.

                 i. Share Certificates. A certificate or certificates representing the Shares duly endorsed in blank, or accompanied by stock powers duly executed in blank, by Seller transferring the Shares, with all necessary transfer tax and other revenue stamps, acquired at Seller's expense, affixed and canceled. Seller agrees to cure any deficiencies with respect to the endorsement of the certificates representing the Shares owned by Seller or with respect to the stock power(s) accompanying any such certificate.

                 ii. Resignations. Resignations, effective as of the Closing Date, of the Officers and Directors of the Corporation set forth in EXHIBIT B attached hereto and made a part hereof.

                 iii. Books and Records. The corporate minute book, stock transfer records and corporate seal of the Corporation, together with all records of the Corporation, including those records not then located on the business premises of the Corporation. Sellers shall have the right of access for a period of six (6) years following the Closing to all of the books and records of the Corporation in the possession or under the control of Purchaser in connection with tax examinations, governmental audits, disputes or any other relevant matter for which Seller has any claim or potential liability. Seller shall pay all reasonable costs of copying such books and records.

                 iv.  Articles of Incorporation; Bylaws, etc.  Copies of:

                          (1)  The Articles of Incorporation of the Corporation
and all amendments thereto, certified by the Secretary of State of the State of Texas.

                          (2)     The Bylaws of the Corporation, certified by
its Secretary.

                          (3)      A certificate from the Secretary of State of
the State of Texas to the effect that the Corporation is in good standing or subsisting in such jurisdiction.





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                          (4)     A certificate as to the tax status of the
Corporation from the appropriate official in the State of Texas and each state in which the Corporation is qualified to do business.

                 v. Consents and Authorizations. Copies of all consents and authorizations to the transactions set forth in this Agreement, if any, required to be obtained by Seller.

                 vi. Seller's Certificate. A certificate signed by each individual Seller that, as of the Closing, Seller and the Corporation have substantially complied with all of the warranties, representations and covenants made by Seller in this Agreement and that such warranties, representations and covenants are and will be true, valid and correct in all material respects as of the Closing, with the same force and effect as if the same had been made as of the Closing, and that the Shareholders' Equity of the Corporation as of the Closing equals such Shareholders' Equity as of the close of business on December 31, 1996.

                 vi. Other Documents. Such other documents and instruments as are reasonably necessary to effectuate the transactions provided for in this Agreement.

         b.      Deliveries by Purchaser.

                 i.  The Purchase Price.  The Purchase Price as provided in
Section 3 of this Agreement by check in the amount of $150,000 (as adjusted) drawn on a state or national bank the accounts of which are insured by the FDIC and a note in the amount of $100,000 payable to Gene Harmeyer and a note in the amount of $1 million payable to the order of John L. Macdonald.

                 ii. Purchaser's Certificate. A Certificate signed by Purchaser to the effect that, as of the Closing, Purchaser has substantially complied with all of the warranties, representations and covenants made by Purchaser in this Agreement, and that such warranties, representations and covenants are true, valid and correct in all material respects as of the Closing, with the same force and effect as if the same had been made at the Closing.

                 iii. Other Documents. Such other documents and instruments as, in the opinion of counsel for Seller, are reasonably necessary to effectuate the transactions provided for in this Agreement.

1.0.5    REPRESENTATIONS AND WARRANTIES OF SELLER.

         Seller represents and warrants to Purchaser on the date hereof and on the Closing as follows:

         a. Schedules. Attached hereto are the following Schedules, each of which is complete and accurate in all material respects.





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                 i.  Financial Statements.  Balance sheets, statements of
operations and net worth, and statements of changes in financial position for the Corporation for the fiscal years ended December 31, 1993, December 31, 1994, December 31, 1995 and December 31, 1996 (the "Financial Statements").

                 ii. Other Property. A list and description of all property, real or personal, owned by the Corporation of a value equal to or greater than $10,000.00. (Schedule i)

                 iii. Liens. A complete and accurate list of all material liens, encumbrances, easements, security interests and other similar interests in or on any material asset of the Corporation. (Schedule ii)

                 iv. Operating Licenses. A complete and accurate list of all operating licenses required for the operation of the business of the Corporation. (Schedule iii)

                 v. Written Agreements. A list of each lease, contract, promissory note, mortgage, license or other written agreement to which the Corporation or Seller is a party or is bound relating to the business or properties of the Corporation which involves or can reasonably be expected to involve aggregate future payments or receipts by the Corporation (whether by the terms of such lease, contract, promissory note, mortgage, license, or other written agreement or as a result of a guarantee of the payment of or indemnity against the failure to pay the same) of $10,000.00 or more annually during the twelve (12) month period ending December 31, 1996 setting forth in reasonable detail the parties, terms and any special provisions thereof. (Schedule iv).

                 vi. Consents Required. A list of all material agreements to which Seller or the Corporation is a party or is bound under the terms of which consent to the transactions set forth in this Agreement may be required to avoid a default thereunder or pursuant to which notice of such transaction is required, stating the nature of such consent or notice and the parties from whom consent must be obtained or to whom notice must be given. (Schedule v)

                 vii. Accounts Receivable. A list of all of material accounts receivable of the Corporation as of three (3) days prior to the date of this Agreement - with each customer of the Corporation deemed collectible by the Corporation (the "Accounts Receivable") showing the name and address of the account debtor, the amount, status and the terms of the account and the collateral, if any, held by the Corporation and the location thereof.
(Schedule vi)

                 viii. Uncollectible Accounts. A list of all material accounts receivable of the Corporation deemed uncollectible by the Corporation, stating the name and address of the account debtor, the amount unpaid and the reason for uncollectability and the amount, if any, reserved in respect thereof on the Financial Statements for 1996. (Schedule vii)





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                 ix.  Articles of Incorporation and Bylaws.  Copies of the
current Articles of Incorporation and Bylaws of the Corporation, together with all amendments thereto to the date hereof. (Schedule viii)

                 x. Officers and Directors. A list of all officers and directors of the Corporation. (Schedule ix)

                 xi. Salary Schedule. A list of the names and the current salary rate for each present employee of the Corporation who received $25,000.00 or more in aggregate compensation from the Corporation, by way of salary, commission, bonus or otherwise during the year ended December 31, 1995, or who during the year ending December 31, 1996 is presently scheduled to receive from the Corporation aggregate compensation in excess of $25,000.00 if such employee remained employed for the full year 1996. (Schedule x)

                 xii. Litigation. A list of all written civil, criminal, administrative, regulatory, arbitration or other such proceedings or investigations pending or threatened to the knowledge of Seller which may materially and adversely affect the business of the Corporation setting forth for each matter the case name, file number, jurisdiction in which pending, amount in controversy, and a brief summary of the history. (Schedule xi)

                 xiii. Employee Benefit Plans. A list of all stock option, bonus, incentive compensation, deferred compensation, profit sharing, retirement, pension, group insurance, disability, death benefit or other benefit plans, trust agreements or arrangements of the Corporation in effect on the date hereof, to which the Corporation has contributed or has been obliged to contribute in any of their last preceding three (3) fiscal years, or which will become effective after the date hereof. (Schedule xii)

                 xiv. Insurance. A list and description of all material insurance policies naming the Corporation as an insured or beneficiary or as a loss payee or for which the Corporation has paid all or part of the premium in force on the date hereof, specifying any notice or other information known to Seller regarding cancellation thereof or premium increases thereon. (Schedule xiii)

                 xv.  Banks.  A list showing:

                        (1) The name of each bank in which the Corporation has an account or safe deposit box;

                        (2) The names of all persons authorized to sign checks thereon or make withdrawals therefrom; and

                        (3) The names and addresses of all persons holding powers of attorney from the Corporation and a copy or statement of such power of attorney. (Schedule xiv)





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                 xvi.  Intellectual Property Rights.  A list of all material
Intellectual Property Rights (hereinafter defined) owned or licensed by the Corporation, or used in the business thereof, together with an identification of any license agreement to which the Corporation is party or is bound, including true and accurate copies of all registrations and such licenses. (Schedule xvii)

                 xvii. Tax Returns and Tax Information; Reconciliation. (a) A list setting forth all federal, state, local and foreign income tax returns filed with respect to the Corporation for taxable periods ended on or after December 31, 1993 and indicating those returns that have been audited by the relevant tax authority, and those returns that currently are the subject of audit. (b) A copy of the federal income tax return for the Company for the year ended December 31, 1996, together with a reconciliation of such return(s) to the Financial Statement of the Company for such fiscal year. (Schedule xvi)

                 xviii. Assignments. An assignment to the Purchaser of all the rights and privileges under the contracts between Shell Chemical and the Corporation for the supply of certain Phenol quantities by Shell and a contract between Wilson Art and the Corporation for the sale of Phenol to Wilson Art.

         b. Organization, Qualification, Power and Standing. The Corporation is a corporation duly organized, validly existing and in good standing under the laws of Texas with all requisite corporate power to own or lease its property and to carry on its business as now being conducted. The Corporation is duly qualified and in good standing to do business in every jurisdiction in which the Corporation believes that such qualification is necessary to conduct its business as such business is now being conducted, except where a failure to so qualify would not have a material adverse effect on the business or properties thereof.

         c. Capitalization. The Corporation has issued and outstanding One Hundred (100) shares of common and no other capital stock or securities of any kind. All such shares are duly authorized and validly issued and are fully paid and nonassessable, to the extent provided by law. There are no outstanding options, warrants, rights, cause, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any shares of the capital stock of the Corporation, other than as contemplated by this Agreement.

         d. Ownership, Power to Sell Shares. Seller is the owner of the Shares free and clear of all encumbrances, liens, security interests, voting restrictions, agreements or similar arrangements, or other equitable claims or interests whatsoever, and has the full legal right, power and authority to enter into this Agreement and to sell, assign, transfer and convey the Shares to Purchaser as provided herein. Upon transfer and delivery to Purchaser of certificates evidencing the Shares pursuant to this Agreement duly endorsed for transfer, Purchaser will acquire full right, title and interest in and to such Shares, free of any claims, security interests, encumbrances, security interests, liens or rights in any other party.





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         e.  Authority.  This Agreement is the valid and binding obligation of
Seller, enforceable against Seller in accordance with its terms, except as may be limited by insolvency, bankruptcy or other laws of general application respecting the enforcement of creditor's rights generally, or by general equity principles. Other than as set forth in Schedule v, neither the execution and delivery of this Agreement or consummation of the transactions contemplated herein or hereby will: (i) constitute or result in a default (or give rise to any right of cancellation, termination or acceleration) under the terms of any material note, bond, mortgage, indenture, license, agreement, or other instrument or obligation to which Seller or the Corporation is a party or by which any of the same may be bound; or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to any one of them. Except as provided in Schedule vi, Seller shall obtain the appropriate written consents and authorizations from all parties listed in Schedule v and shall deliver copies of the same to Purchaser prior to or at Closing.

         f. Customers. Seller has no knowledge of any material termination, cancellation, limitation, modification or change in the business relationship between the Corporation and any customer of the Corporation which does a material amount of business with the Corporation.

         g. Operating Licenses. The Corporation, as required by law, has obtained and paid for all licenses listed in Schedule iii. No material license or operating authority listed in Schedule iv shall be subject to revocation as a result of the consummation of this transaction, except as may be provided in such Schedule.

         h. Additional Representations and Warranties. Seller makes the additional representations and warranties set forth in Rider A attached hereto, as if they were set forth in full in this Section.

         i. Full Disclosure. Each of this Agreement, any Rider, Schedule, Exhibit or Certificate attached thereto ("Deliveries") is true, complete and accurate in all material respects and contains all material information as required thereby. No Delivery contains or will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements not misleading. There is no fact known to any individual Seller which materially and adversely affects the business or financial condition of the Corporation or its properties or assets, which has not been set forth in this Agreement, the Financial Statements (hereinafter defined) (including the footnotes thereto), any Schedule, Exhibit or certificate attached hereto or delivered in accordance with the terms hereof. Seller or the Corporation shall promptly advise Purchaser in writing of any matter arising or discovered by either of them after the date of this Agreement up to the Closing Date which is required to have been set forth or described herein or disclosed to Purchaser at or prior to the time of execution hereof which was not so set forth herein or disclosed or be required to be so set forth, described or disclosed as if such matter arose prior to the date hereof. Subject to Article 5.j, such notification shall be deemed to modify the applicable schedules and representations previously made.

         j. Truth at Closing. In addition to being true as covenants, warranties, and representations as of the date of this Agreement, all covenants, warranties, and representations of





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Seller set forth in this Agreement or any Schedule or Exhibit hereto shall be true and correct as of the Closing and shall be of the same force and effect as though made on said date and shall be deemed to have been made at the Closing.

         k. Survival. All of the representations, warranties, covenants and Indemnities of the Seller contained in this Agreement and the schedules, riders and exhibits annexed hereto shall survive the Closing hereunder (unless Purchaser had actual knowledge of any misrepresentation of breach of warranty, representation or covenant at the time of Closing) and continue in full force and effect until December 31, 1997 except for those relating to tax, which shall survive the Closing four years.

1.0.6  REPRESENTATIONS AND WARRANTIES OF PURCHASER.

         Purchaser represents, warrants and covenants to and with Seller on the date hereof and on the Closing as follows:

         a. Organization, Qualification, Power and Standing. Purchaser is a corporation validly organized and in good standing under the laws of the State of Delaware with all requisite corporate power to own or lease its properties and to carry on its business as now being conducted.

         b. Purchase for Investment. The Shares are being purchased by Purchaser for Purchaser's own account for investment and not for the purpose of or the view towards the resale or distribution thereof within the meaning of the Securities Act of 1933.

         c. Due Execution, The execution and delivery of this Agreement by Purchaser and the performance by Purchaser of all Purchaser's duties and obligations hereunder, and the consummation of the transactions contemplated hereby have been duly authority by Purchaser's Board of Directors. No further action will be or is necessary on the part of Purchaser in order to authorize the execution and delivery of this Agreement by Purchaser and the performance of Purchaser's duties and obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of Purchaser and is enforceable against Purchaser in accordance with its terms, except as the same may be limited by insolvency, bankruptcy or other laws of general application affecting enforcement of creditors rights and by general equity principles.

         d. Non Contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, agency or court to which the Purchaser is subject or any provision of its charter or by-laws, or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to the accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Purchaser is a party or by which it is bound or to which any of its assets is subject.





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         e.  No Financing.  The transactions contemplated by this Agreement are not subject to any financing contingency on the part of the Purchaser.

         f. No Material Adverse Events. To the knowledge of Purchaser, there are no material adverse events which will effect the business and prospects of the Purchaser and its affiliates prior to the closing.

         g. Filings. There are no filings required for this transaction under the Hart-Scott-Rodino statute or similar acts.

1.0.7    BROKERS, ETC.

         The parties mutually represent and warrant to each other that the warranting party has not employed or used the services of any broker or finder in connection with the transactions contemplated by this Agreement. A party retaining a finder or broker shall indemnify, hold harmless and defend the other party from and against all claims or finder's fees, broker's commissions or other similar compensation made by any such broker or finder.

1.0.8    DISCLOSURE; CONFIDENTIALITY.

         Seller and Purchaser agree to use their best efforts to keep this Agreement and the execution and terms hereof confidential until Closing.
Either party may, however, disclose such matters to its directors, officers, executive employees and professional advisors and those of prospective lenders to such extent as may be reasonable for the negotiation, execution and consummation of this Agreement, or to the extent reasonably required by law. Each party shall keep confidential all information concerning the other obtained pursuant to this Agreement and shall not use such information except in connection with the transactions set forth herein. The foregoing obligations of confidentiality shall continue for a period of there (3) years following the Closing and do not pertain to the disclosure of information which is available publicly or which is required to be disclosed by any or order of any court. If for any reason this transaction shall not be consummated, each party will return all such information (including all copies thereof) regarding the other, to the other party and neither party shall make use of any such information, directly or indirectly, for its own purposes or for that of any affiliate, including in the solicitation of any customer of such party.

1.0.9    MISCELLANEOUS.

         a. Notices. Whenever any party desires to give any notice to any other party such notice shall be in writing and it shall be deemed to have been properly given if (a) served in person, (b) mailed, by United States registered or certified mail, full postage prepaid, return receipt requested (c) sent by special courier service (e.g. Federal Express) or (d) sent by telecopy, provided that in confirmation thereof, an executed original of such notice is concurrently given by means of any other mode of delivery permitted hereunder, addressed as follows:





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Seller:          John L. Macdonald
                          921 Anchorage Road
                          Tampa, FL 33602

                          Eugene Harmeyer
                          24514 Creekview
                          Spring, Texas 77389


Copy to:                  Mezan, Stolzberg & Schwartzman P.C.
                          460 Park Avenue
                          New York NY 10022

                          Attn: Maxwell Stolzberg, Esq.


Purchaser:       JLM Marketing, Inc.
                          8675 Hidden River Parkway
                          Tampa, FL 33637

                          Attn:  Michael Molina


Any notice, request, demand or other communication served as provided in Section (a) shall be deemed to have been given and received on the date of actual receipt of such notice, request, demand or other communication. Any notice, request, demand or other communication mailed as provided in Section
(b) or sent as provided in Section (c) shall be deemed to have been given and received on the earlier of the date of actual receipt of such notice, regardless of mode of delivery, or the fifth business day next following the date of mailing by U.S. registered or certified mail or the second business day following the date of delivery to such special courier service of such notice, request, demand or other communication, or in the case of delivery as provided in Section (d), the date the confirmation thereof is deemed received. A failure to send the requisite copies does not invalidate an otherwise properly sent notice to a party.


DATED: June 2, 1997


                                        SELLER


                                        __________________________
                                        John L. Macdonald


                                        ____________________________





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                                        Eugene Harmeyer

ATTEST:                                 PURCHASER


                                        JLM Marketing, Inc.



By_________________________             By___________________________
  Michael Molina, Secretary               Ted Lelek, Vice President










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                                    Rider A

                             Additional Provisions

         This Rider A is attached to and made a part of that certain Agreement for Sale and Purchase of Common Stock dated as of January 1, 1997 between John
L. Macdonald and Eugene Harmeyer and JLM Marketing, Inc. relating to the sale and purchase of one hundred (100) shares of the issued and outstanding common stock of Aurora Chemicals, Inc. and contains additional provisions of such Agreement. Such provisions are a part of the Agreement as if they had been set forth in full in the body thereof.

R-1. ACTIONS PENDING CLOSING. Subsequent to the execution of this Agreement and prior to Closing, Seller agrees as follows:

         a. Operation of Business. The Corporation shall in all material respects operate its business substantially as presently operated and in the ordinary course and, consistent with such operation, Seller shall use Seller's best efforts to preserve intact the business organizations and relationships with all persons having business and dealings with the Corporation to keep the services of the officers and other employees available and to maintain favorable relations and good will with the Corporation's customers, licensors, suppliers, distributors, clients and others with whom the Corporation do business. Without the prior written consent of Purchaser, the Corporation shall not:

                 i. Amend its Articles of Incorporation or Bylaws or cause to be amended; or

                 ii. Issue or contract to issue any share of capital stock or security exchangeable for or convertible into capital stock of the Corporation;


                 iii.(a)   Enter into or perform any agreement for the merger,
         consolidation, or reorganization of the Corporation or any other transaction that will effect any change in the structure or control of the Corporation or (b) enter into or assume any contract or obligation except for contracts or obligations in the ordinary course of business; (c) guarantee any obligation; or (d) cancel or forgive any indebtedness owed to the Corporation or waive any claim that the Corporation may possess.


         b. Access to Records. Purchaser and its respective agents, representatives, attorneys and auditors shall, at all reasonable times during normal business hours upon giving reasonable prior notice, have complete access to all of the premises, personnel, books, records, files, agreements and financial statements of the Corporation, provided that such access shall not unduly interfere with the normal business operations of the Corporation. Without limitation of the foregoing, Seller agrees to make available to Purchaser all written reports, operating data and other information relating to the Corporation or its business and properties, and to answer all inquiries pertinent to the subject matter of this Agreement which Purchaser or any of its representatives tiny make prior to the Closing. During the period from the date of this Agreement to the Closing,





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Seller shall cause representatives of the Corporation to confer on a regular and frequent basis with one or more designated representatives of Purchaser to report material operational matters and to report the general status of ongoing operations. The foregoing review shall not affect the representations and warranties made by Seller hereunder or the remedies of the Purchaser for breaches of those representations and warranties, except that Purchaser shall give prompt notice to Seller of any claim for breach of any such representation or warranty or for indemnification. In such event, either party shall have the right to terminate this Agreement by written notice to the other sent within ten (10) days of the sending of Purchaser's such notice, without cost or liability. No such termination, however, shall abrogate the duty of confidentiality placed upon the parties by the terms of this Agreement.

         c. Advice of Change. Seller will promptly upon discovery thereof advise Purchaser of any material adverse change in the financial condition, operating results or business prospects of the Corporation, and any other material adverse matter respecting the business and operations of the Corporation, or any legal action (or any threat of the same) relating to the Corporation and/or to the transactions contemplated hereby. Seller shall cause the Corporation to notify Purchaser of any unexpected emergency and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), adjudicatory proceedings, budget meetings or submissions involving any material property of the Corporation, and to keep Purchaser fully informed of such events and Purchaser's representatives prompt access to all materials prepared in connection therewith. All such notifications shall be deemed to be supplements to the representations, warranties and schedules contained in or attached to this Agreement.

         d. Exclusive Dealing. During the period from the date of this Agreement to the Closing, Seller shall not take, and shall cause the Corporation to refrain from taking, any action to, directly or indirectly, encourage, initiate or engage in discussions or negotiations with, or provide any information to, any person or entity, other than Purchaser, concerning any purchase of the Shares or any merger, sale of substantial assets or similar transaction involving the Corporation.

R-2. CONDITIONS PRECEDENT TO CLOSING. The obligations of the parties pursuant to this Agreement are specifically contingent upon satisfaction of all of the following:

         a.  Conditions Precedent to Seller's Obligations.

                 i.  Deliveries.  All deliveries by Purchaser pursuant to
         Section 4.b of this Agreement shall have been made in a complete and timely manner;

                 ii. Truth of Warranties. All warranties of Purchaser set forth in this Agreement shall be true when made and as of the Closing;

                 iii. Substantial Compliance. Purchaser shall have substantially and materially complied with all provisions of this Agreement;

If the foregoing contingencies shall not have been satisfied on or before the Closing, or such other later date as the parties may in writing agree, Seller may terminate this Agreement by written notice to Purchaser.

         b.      Conditions Precedent to Purchaser's Obligations.

                 i.  Deliveries.  All deliveries by Seller as provided in
         Section 4.a of this Agreement shall have been made in a substantially complete and timely manner;

                 ii. Percentage of Shares Delivered. Seller shall deliver to Purchaser at Closing certificates aggregating not less than one hundred percent (100%) of the voting common stock of the Corporation;

                 iii. Truth of Warranties. All warranties of Seller set forth in this Agreement shall, in all material respects, be true when made and as of the Closing;

                 iv. No Material Adverse Change. Prior to the Closing Date, there shall be no material adverse change in the assets or liabilities, the business or condition, financial or otherwise, or the results of operations of the Corporation, whether as a result of any legislative or regulatory change, revocation or any license or rights to do business, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation, or act of God or other public force or otherwise.

                 v. Consents and Other Approvals. All material consents and other approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received.

                 vi. Substantial Compliance. Seller shall have substantially and materially complied with all provisions of this Agreement.


If the foregoing contingencies shall not have been satisfied on or before the Closing, or such other later date as the parties may in writing agree, Purchaser may terminate this Agreement by written notice to Seller.

         c. Abandonment. Notwithstanding any of the other provisions of this Agreement, this Agreement may be canceled and abandoned at any time prior to the Closing by the mutual written agreement of the parties.

R3.      ADDITIONAL DOCUMENTS; COOPERATION.  Each party agrees that such party will at all times do, execute, acknowledge and deliver or will cause to be done, executed, acknowledged and delivered, all such other acts, deeds, assignments, transfers, advances and assurances as may be reasonably required by the other party hereto or by any regulatory authority having jurisdiction in order to fully carry out and to effectuate the transactions contemplated by this Agreement. The parties agree that they will cooperate reasonably with each other in all matters required for the reasonable consummation of such transactions.

R-4. RESOLUTION OF DISPUTES. All disputes regarding to this Agreement and the interpretation thereof and the performance of the parties hereunder shall be resolved by mediation and/or arbitration according to the provisions of this Section R-5.

         a. Initiation. A party wishing to initiate the dispute resolution procedures of this Section, shall send to the other parties to this Agreement a written demand setting forth with particularly the dispute giving rise to the demand. If the parties do not agree unanimously upon the resolution of such dispute within thirty (30) days after the sending of such notice, the matter may be referred by any party to the American Arbitration Association or other professional dispute resolution organization (the "Arbitrator") for resolution.

         b. Procedure. All disputes not resolved pursuant to subsection R-4.a above shall be settled utilizing the procedures of the Arbitrator in Tampa, Florida.

                 i. Mediation. All disputes shall be first subject to non-binding mediation through the mediation service of the Arbitrator. "Mediation" means to engage in good faith discussions, aimed at resolving the dispute with a neutral intermediary (the "Mediator") and the other party or parties to the dispute. The mediation shall last no longer than one (1) day. The Mediator will have no authority to impose a decision, but only to assist the parties in reaching agreement. All statements made and information provided in the mediation shall be confidential and privileged from discovery as settlement discussions. Mediation shall begin within fourteen (14) days of receipt by all parties and the Mediator of the request for mediation.


         If the parties shall not accept the resolution suggested by the Mediator (the "Mediation Award"), any party may, within ten (10) days after the mediation hearing, initiate arbitration according to paragraph R-4bii below.
No procedure to arbitrate the dispute may be commenced or prosecuted by any party who has not first participated, or offered in good faith to participate, in mediation.

                 ii. Arbitration. Except as specifically set forth in this Agreement, all disputes shall be decided pursuant to the rules of the Arbitrator governing commercial arbitrations. The arbitrator(s) shall hear the evidence and render their award within ninety (90) days after they have been selected, unless the parties shall unanimously extend such time in writing. The award (a) shall be in writing; (b) shall be set forth with specificity the reasons supporting decision, including findings of fact and conclusions of law in support of the decision; (c) may order a party to undertake affirmative actions; and
         (d) shall allocate the costs of the arbitration m a reasonable manner. If either party shall fail or refuse to appear or to abide by any order of the arbitrator(s), the arbitrator(s) may base their decision on the evidence presented by the other party. A decision of the arbitrator(s), once final, shall not be subject to being opened except by unanimous agreement of the parties, or a provided by law.

         c. Discovery. The arbitrator(s) may, upon the written request of either party upon good cause shown, allow such discovery as the arbitrator(s) deem necessary, including discovery by deposition or other appropriate method.

         d. Interest. Interest will accrue on any award at the legal rate for judgements from the date of the filing of the demand for arbitration until payment in full.

         e. Costs. The costs of proceeding pursuant to paragraphs R-4.a and R-4-b-i shall be divided between the parties as determined by the arbitrator(s), and each party shall bear such party's legal fees.

         f. Enforcement. The Courts of the State of Florida and the federal courts within such State shall have jurisdiction with respect to the enforcement of any arbitral award and all other matters relating to any arbitration hereunder and judgment of such court shall be entered upon any such award. The parties submit themselves to the jurisdiction of the courts within such State for all purposes related to arbitrations arising under this Article and agree to service of process by certified mail to the addresses listed in the notices provision.

R-5.  MISCELLANEOUS.

         a. Waiver. Any term or provision of this Agreement may be waived in writing at any time by the party entitled to the benefit thereof. Any failure to enforce any provision hereof shall not constitute a waiver of such provision or of any subsequent failure to perform any obligation hereunder.

         b. Captions. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

         c. Purchaser's Review. The review by Purchaser of the records of the Corporation shall not relieve Seller of any duty, obligation, ability, warranty or representation set forth in this Agreement. Purchaser shall give prompt notice to Seller of any claim for breach of any representation or warranty of Seller contained in this Agreement or in any Schedule or Exhibit hereto. In such event, either party shall have the right to terminate this Agreement without cost or liability by written notice to the other sent within ten (10) days of the sending of Purchaser's such notice. No such termination, however, shall abrogate the duty of confidentiality placed upon the parties by the terms of this Agreement.

         d. Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

         e. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, and may be altered or amended only by written instrument executed by the party sought to be bound. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter. Any provision of this Agreement can be waived, amended, supplemented or modified by agreement of the parties.

         f. Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

         g. No Assignment. Neither this Agreement nor any rights hereunder may be assigned either party without the prior written consent of the other.

         h. Jurisdiction. Subject to the provisions of Section R-4, Seller agrees irrevocably that, subject to Purchaser's sole and absolute election, all actions to enforce this Agreement or other actions, suits or other proceedings arising out or in respect of this Assignment ("Actions") shall be brought in a court of competent jurisdiction sitting in Tampa, Florida. Seller irrevocably consents to the jurisdiction of such courts. Seller further (a) agrees that in any such Action, service of process may be in the same manner as notices are delivered hereunder and that Seller consent to and shall accept service made in such manner and (b) irrevocably waives any right Seller or Seller's Shareholders may have to transfer or change the venue of, or to claim that any such Action has been brought in an inconvenient forum.

         j. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of Florida.

         k. Representations made on the Knowledge of a Party. Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge, information and belief of the party or individual making such statement, such party or individual in making the statement confirms that he, she or it has made reasonably diligent inquiry as to the matters that are the subject of such representations and warranties.

         l. Joint and Several Obligations. The warranties, representations, covenants and agreements of the individual Sellers contained in this Agreement are joint and several.

         m. Expenses. Each party shall pay all of such party's own expenses relating to the transactions contemplated by this Agreement, including, without limitation the fees and expenses of their respective counsel and financial advisers.

                                  EXHIBIT A

                               PROMISSORY NOTE


$1,000,000                                     Fairfield, Connecticut
                                               June 23, 1997



        FOR VALUE RECEIVED, JLM MARKETING, INC., promises to pay to the order of JOHN L. MACDONALD, at his principal place of business, or at such other place as the holder hereof may specify from time to time, the principal sum of ONE MILLION ($1,000,000) dollars, together with any accrued but unpaid interest then due, on June 1, 2002. Interest on the unpaid balance shall be payable quarterly at the rate of ten percent (10%) per annum, commencing June 1, 1997.

        All payments on this Note shall be applied first to accrued but unpaid interest and, thereafter, to unpaid principal. JLM Marketing, Inc. has the right to make early principal payments without penalty.

        Payment of principal and interest on this Note shall be made in such coin and currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts and shall be free and clear of, and paid without deduction for, any and all present and future taxes, levies, deductions, charges, set-offs, withholdings or any other amount.

        The holder hereof may, without notice and without releasing the liability of any party hereto, grant extensions or renewals hereof from time to time and for any terms. The holder hereof shall not be liable for or prejudiced by failure to collect or for the lack of diligence in bringing suit on this Note or any renewal or extension hereof.

        The provisions of this Note are to be governed by an construed in accordance with the laws of the State of Florida without regard to the principles of conflicts of laws.

        The undersigned and all endorsers hereof, jointly and severally, waive presentment, notice of dishonor, notice of protest, and all other notices and demands, other than demand for payment, in connection with the delivery, acceptance, performance, default, or endorsement of this Note.


Witness                            JLM MARKETING


By:                                By:
   ----------------------------       ----------------------------
                                       Ted Lelek, Vice President

                                   EXHIBIT A

                                PROMISSORY NOTE


$100,000                                                       Tampa, Florida
                                                               June 1, 1997



       FOR VALUE RECEIVED, JLM Marketing, Inc., promises to pay to the order of GENE HARMEYER, at his principal place of business or at such other place as the holder hereof may specify from time to time, in installments as herein set forth, the principal sum of ONE HUNDRED THOUSAND ($100,000) dollars, together with interest on the outstanding principal amount from the date hereof,, calculated at the "Prime Rate" of interest as such term is described in the Wall Street Journal, from time to time. In the event such rate is not contained in the said Wall Street Journal, then the Prime Rate shall mean the rate charged by Citibank, from time to time. The principal shall be payable in three equal consecutive annual installments of THIRTY THREE THOUSAND THREE HUNDRED THIRTY THREE and one third ($33,333.33) dollars commencing June 1, 1998.

       All payments on this Note shall be applied first to accrued but unpaid interest and, thereafter, to unpaid principal. The

       Payment of principal and interest on this Note shall be made in such coin and currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts and shall be free and clear of, and paid without deduction for, any and all present and future taxes, levies, deductions, charges, set-offs, withholdings or any other amount.

       The holder hereof may, without notice and without releasing the liability of any party hereto, grant extensions or renewals hereof from time to time and for any terms. The holder hereof shall not be liable for any prejudiced by failure to collect or for lack of diligence in bringing suit on this Note or any renewal or extension hereof.

       The provisions of this Note are to be governed by and construed in accordance with the laws of the State of Florida without regard to the principles of conflicts of laws.

       The undersigned and all endorsers hereof, jointly and severally, waive presentment, notice of dishonor, notice of protest, and protest, and all other notices and demands, other than demand for payment, in connection with the delivery, acceptance, performance, default, or endorsement of this Note.

Attest:                                    JLM MARKETING


By:  /s/ Michael Molina                    By:  /s/ Frank Musto
    --------------------------                 -----------------------
    Michael Molina, Secretary                  Frank Musto,    Vice President























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